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                               ADVISORY AGREEMENT


         ADVISORY AGREEMENT (the "Agreement") dated as of July 1, 2000, by and between Metallurg, Inc. ("MI"), a Delaware corporation with an office at 6 East 43rd Street, New York, New York 10017, and Safeguard International Management LLC ("Safeguard"), a Delaware limited liability company with an office at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19089.

         WHEREAS, Safeguard has provided certain services to MI in connection with the structuring and consummation of the transactions provided for under that certain Agreement and Plan of Merger, dated as of June 15, 1998 (the "Merger Agreement") by and among Metallurg Holdings, Inc., MI and Metallurg Acquisition Corp., a Delaware corporation.

         WHEREAS, Safeguard has continued, and will continue, to provide certain advisory and other services to MI after the consummation of the transactions contemplated by the Merger Agreement with respect to MI's structure, its operations and other matters;

         WHEREAS, Safeguard will incur certain expenses with respect to the continuing provision of such services, including but not limited to costs incurred by Safeguard with respect to Safeguard employees being assigned to MI.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties agree as follows:

         1.       Responsibility of Safeguard

         Safeguard shall provide to MI certain information and services related to MI's business and affairs as required. Such information and services shall include, without limitation, evaluation and interpretation of financial and industry data, preparation of reports concerning financial and structuring strategies and alternatives, strategic planning, identification of acquisition candidates, assistance in obtaining financing, assistance in arranging credit facilities and loans from banks, introduction to capital sources and provision of Safeguard employees to MI as required.

         2.       Advisory Fee; Expenses

         In consideration of the benefits and services MI shall receive hereunder, during the term hereof, MI shall pay to Safeguard an advisory fee (the "Advisory Fee") of $15,000 per month, payable within five business days after the end of each calendar quarter, commencing July 1, 2000.

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         3.       Term

         This Agreement shall commence on the date first above written and shall terminate at any time upon the giving of written notice 30 days in advance by one party to the other of its desire to terminate the Agreement; provided, however, that such termination shall not relieve MI of its obligation to pay any fees which had accrued but not yet been paid to Safeguard prior to such termination.

         4.       Notices

         Notice to be given to the parties hereunder shall be in writing and shall be deemed given upon personal delivery to an officer of a party or two business days after being mailed, postage prepaid, by United States certified mail, return receipt requested to the address of the respective parties set forth on the first page hereof. Either party hereto may designate a new address at any time by notifying the other party in the manner set forth above.

         5.       Modification

         This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. Any change, modification, amendment or alteration to this Agreement shall be effected only in writing and signed by the party or parties against whom enforcement of any such change, modification, amendment or alteration is sought.

         6.       Nonwaiver

         The failure of any party hereto, at any time, to require performance by any party hereto of any provision hereof shall in no way affect the right of such failing party hereafter to enforce such provision not shall any waiver by any party of any breach of any provisions hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

         7.       Severability

         If any provision or provisions of this Agreement is held to be invalid or unenforceable, such provision shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law or equity while most nearly preserving its original intent. The invalidity of any part of this Agreement shall not render invalid the remaining provisions of this Agreement and, to that extent, the provisions of this Agreement shall be deemed to be severable.

         8.       Headings

         The headings of this Agreement are inserted for convenience only and shall not be considered in construction of the provisions hereof.

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         9.       Assignment and Successors; Binding Effect, etc.,

         The rights and obligations of Safeguard and MI under this Agreement shall inure to the benefit of and shall be binding upon the successors of Safeguard and MI and may not be assigned or delegated without the prior written consent of the other party hereto, and any such purported assignment or delegation shall be null and void.

         10.      Governing Law

         The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

         11.      Counterparts

         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on June 8, 2000, effective as of July 1, 2000.





                                       Metallurg, Inc.

                                       By:    /s/ Barry C. Nuss
                                           -----------------------------------
                                           Name: Barry C. Nuss
                                           Title:  Vice President, Finance and
                                                   Chief Financial Officer


                                       Safeguard International Management, LLC

                                       By:    /s/ Arthur R. Spector
                                           -----------------------------------
                                           Name: Arthur R. Spector
                                           Title: Managing Director